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                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective as of the 1st day of September, 2004 (the "EFFECTIVE DATE"), by and between IntelliPharmaCeutics Corp. ("IPC") and Professor Isa Odidi ("EXECUTIVE").

IN CONSIDERATION of the mutual covenants and promises contained in this Agreement, the parties hereby agree as follows:

SECTION 1 EMPLOYMENT: IPC agrees to employ the Executive and the Executive agrees to be employed by IPC, based upon the terms and conditions provided in this Agreement.

SECTION 2 POSITIONS: IPC and the Executive agree that the Executive shall serve as IPC's Chairman of the Board of Directors, Chief Executive Officer, Co-Chief Scientific Officer and Chair of the Scientific Advisory Board, and to be responsible for the overall corporate direction and performance and scientific affairs and technology of IPC.

SECTION 3 TERMS AND DUTIES:

(a) Period of Employment

For purposes of this Agreement, the period of employment (the "PERIOD OF EMPLOYMENT") shall commence on the Effective Date and shall continue until September 30, 2007, subject to extension as provided in this Agreement. At the end of each successive three-year period commencing from September 30, 2007, this Agreement shall be deemed to be extended automatically for successive additional three-year periods on the same terms and conditions, unless IPC gives the Executive contrary written notice at least two years prior to the date on which this Agreement would otherwise be extended.

(b) Duties

During the Period of Employment and except for illness, incapacity, and reasonable vacation and holiday periods according IPC's then-current policies, the Executive shall devote substantially all of his time, attention, and skill during normal business hours. The business of IPC shall be to endeavour to develop for regulatory approval and commercial production and or licensing of drug products.

SECTION 4 COMPENSATION, BENEFITS AND PERQUISITES: For all services rendered by the Executive during the Period of Employment pursuant to this Agreement, the Executive shall be compensated as follows:

(a) Base Salary

IPC shall pay the Executive a salary ("SALARY") of U.S. $- per year, which shall be pro-rated for any part-year period. The Salary shall be payable no less frequently than biweekly and shall be increased annually each year during the term of this Agreement and any extensions hereof by twenty percent of the prior year's Salary.

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(b) Share Incentive Plan

The parties acknowledge that the Executive is entitled to participate in the share incentive plan (the "SHARE INCENTIVE PLAN") adopted from time to time by IPC and may be provided with stock options pursuant to the Share Incentive Plan.

(c) Salaried Employee Benefits

The Executive shall be entitled to participate in all employee benefit plans and programs and receive all benefits and perquisites applicable to a class of employees that includes executive officers of IPC, and shall be eligible under any plan or program later established by IPC for those employees. The Executive shall participate to the extent permissible under the terms and provisions of such plans or programs.

(d) Vacation

The Executive shall be entitled to eight weeks' paid vacation per year.

SECTION 5 CAR ALLOWANCE AND BUSINESS EXPENSES: IPC shall pay to the Executive, or as the Executive may direct, a car allowance of up to U.S. $1,000 per month to cover the cost of leasing and/or owning an automobile that is available to the Executive for business purposes. IPC shall reimburse the Executive for all reasonable travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of her duties and obligations under this Agreement, including reasonable mileage amounts to cover costs of operation of the Executive's automobile for business purposes, in addition to the allowance, for availability of the vehicle.

SECTION 6 INTELLECTUAL PROPERTY: The Executive agrees that, during his employment pursuant this Agreement, the Executive shall (without additional compensation) promptly make available to IPC all patents, trademarks, systems, processes, discoveries and inventions (hereinafter referred to collectively as "INTELLECTUAL PROPERTY"), whether patentable or copyrightable, which the Executive conceives, makes, develops, acquires or reduces to practice, whether along or with others, which relate to any currently conventional method of drug delivery, including all technologies and methods currently utilized by IPC and all enhancements of those technologies and methods. With respect to IPC's rights in the Intellectual Property that arise during the term of this Agreement, on request of IPC, the Executive will (without any additional compensation), from time to time during or after the term of this Agreement, execute such further instruments (including, without limitation, applications for patents, copyrights and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by IPC to protect or enforce such rights.

SECTION 7 CONFIDENTIALITY: All confidential records, material and information and copies thereof and any and all trade secrets concerning the business or affairs of IPC or any of its affiliates obtained by the Executive in the course and by the reason of his employment shall remain the exclusive property of IPC. During the Executive's employment, or at any time thereafter, the Executive shall not divulge the contents of such confidential records of any of such confidential information or trade secrets to any person other than to IPC or to IPC's qualified employees, and the Executive shall not following the termination of his employment

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hereunder, for any reason use the contents of such confidential records or other confidential information or trade secrets for any purpose whatsoever.

SECTION 8 SEVERABILITY: If for any reason any provision (or part of any provision) of this Agreement is held invalid, such invalidity shall not affect any other provision (or the rest of such provision) of this Agreement not held invalid, and each such provision (and the rest of such provision) shall to the full extent consistent with law continue in full force and effect.

SECTION 9 NOTICES: All notices, requests, demands, and other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or be registered mail, postage prepaid, addressed to the other party or delivered to the other party as follows (subject to change by prior written notice to the other parties hereto):

           To IPC:

           405 Britannia Road
           Mississauga, Ontario
           L4Z 3E7

           To the Executive:

           200 Walmer Road
           Toronto, Ontario
           M5R 3R7

SECTION 10 GENERAL: This Agreement contains the entire understanding between IPC and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement between IPC and the Executive. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and shall enure in favour of the parties hereto and their successors and permitted assigns. This Agreement may not be modified or amended except in writing signed by both parties. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

                                                  INTELLIPHARMACEUTICS CORP.

                                                  Per: _________________________

_________________________                         ______________________________
Witness                                           ISA ODIDI